EXHIBIT 99.1

PRESS RELEASE

Dynacq Affiliate Acquires Dallas-Ft. Worth Hospital

Fortune Names Dynacq Ninth Fastest Growing Company in America

HOUSTON - [BUSINESS WIRE] – August 18, 2003

Dynacq International Inc. (NASDAQ/NM:DYII) announced today that one its affiliates has completed the purchase of a 113-bed hospital facility located in the Dallas-Fort Worth area.

Regarding the acquisition, Dynacq Chairman and CEO, Chiu M. Chan, stated: “While we expect to continue to explore expansion opportunities in other locations, today’s acquisition underscores our deep commitment to providing first-class medical services to patients in the State of Texas by extending our facilities’ services to the Dallas-Fort Worth region.”

Dynacq Chief Operating Officer, Sarah Garvin, added: “Our affiliate plans to retrofit the hospital to fit Dynacq’s model of a progressive, efficient facility for providing surgical healthcare which focuses on compassionate high tech health care in a family atmosphere. As at the Houston and Baton Rouge facilities, the new hospital will be designed to accommodate laparoscopic, spine, bariatric, orthopedic and plastic surgeries.”

This acquisition also included an adjacent medical office building situated on 23 acres of land in Garland, Texas. The aggregate purchase price for the hospital, the medical office building, and the land, was $6.7 million and the assumption of approximately $1.8 million of liabilities.

Dynacq International, Inc. through its affiliates develops and operates hospitals that specialize in inpatient surgical procedures including bariatric, orthopedic and neuro surgery, as well as selected outpatient services.

Fortune magazine has just named Dynacq the ninth fastest growing company in America in its current issue featuring the 100 Fastest Growing Companies. Previously Fortune Small Business magazine featured Dynacq as number eight among the 100 Fastest Growing Small Companies.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the

Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More detailed information about factors that may cause actual results to materially differ is contained in the Company’s filings with the Securities and Exchange Commission. The words “looking forward,” “believe,” “expect,” “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that such statements were made. The Company undertakes no obligation to update any forward-looking statements contained in this press release.

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Source: Dynacq International, Inc.